Exhibit 10.1

NRG Energy, Inc.

NEO 2004AIP Payout and 2005 Base Salary Table

		2004 Annual Incentive Plan Payout
				Deferred	2005 Base
Name	Title	Total Value	Cash	Stock Units	Salary
David W. Crane	President and Chief Executive Officer	$1,312,500	$590,625	$721,875	$919,000

Robert C. Flexon	Executive Vice President and Chief Financial Officer	$400,000	$185,000	$215,000	$450,000

John P. Brewster	Executive Vice President, International Operations and Regional President, South Central Region	$216,000	$96,750	$119,250	$309,000

Scott J. Davido	Executive Vice President and Regional President, Northeast Region	$210,000	$93,750	$116,250	$309,000

Timothy W. J. O’Brien	Vice President, General Counsel and Secretary	$203,000	$90,625	$112,375	$299,000